Forbes Medi-Tech Inc.

Exhibit 1

Forbes Medi-Tech Inc.

“Developing Nutraceuticals & Pharmaceuticals from Nature”

For Immediate Release

Special Warrant Investors Waive Requirement for Prospectus

Vancouver, British Columbia –December 9, 2002 Forbes Medi-Tech Inc. (TSE:FMI and NASDAQ:FMTI) today announced that, with the consent of its special warrant investors, it will not be filing a prospectus related to the Special Warrant financing announced on September 25, 2002. This will save the Company the substantial costs that would otherwise be involved in preparing and filing a prospectus.  As no prospectus receipts will be issued, then in accordance with the terms of the Special Warrants, an additional 75,000 common shares of the Company will be issued on the deemed exercise of the Special Warrants on January 24, 2003, bringing the total number of common shares to be issued to 1,575,000 with total gross proceeds unchanged at $975,000.

About Forbes Medi-Tech Inc.

Forbes Medi-Tech Inc. is a biopharmaceutical company dedicated to the research, development and commercialization of innovative pharmaceuticals and nutraceutical products for the prevention and treatment of cardiovascular and related diseases. By extracting plant sterols from wood pulping by-products, Forbes has developed cholesterol-lowering agents to be used as pharmaceutical therapeutics, dietary supplements and functional food ingredients.

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For more information, please contact:

Darren Seed

Manager, Investor Relations

Telephone: (604) 681-8976

E-mail: dseed@forbesmedi.com

NASDAQ and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of the content of this News Release. This press release contains a forward-looking statement concerning securities to be issued by the Company in a future period The actual number and type of securities issued could differ from that stated in this press release, due to the fact that the Company’s special warrants contain anti-dilution clauses which require the securities to be issued on exercise of the special warrants to be adjusted in certain circumstances. See also the Company’s reports filed with the Toronto Stock Exchange, the Ontario and B.C. Securities Commissions, and the U.S. Securities and Exchange Commission from time to time for other cautionary statements identifying important factors with respect to forward-looking statements  which the Company may make from time to time, including those contained herein.  The Company does not assume any obligation to update any forward-looking statement contained herein.

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